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                                                                     EXHIBIT 1.2


                                ESCROW AGREEMENT



      THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of March __, 1997, by and among Imperial Trust Company, a wholly-owned subsidiary of Imperial Bank, a California state banking corporation (the "Escrow Agent"), having its principal place of business at 201 North Figueroa Street, Suite 610, Los Angeles, California 90012 and Cuidao Holding Corp., a Florida corporation (the"Company"), having its principal place of business at 3201 West Griffin Road, Suite 204, Ft. Lauderdale, Florida 33312-6900.

                                    RECITALS

      A. The Company proposes to offer for sale to investors up to 260,000 Units, each Unit consisting of one share of the Company's common stock, $.0001 par value ("Common Stock") and one Common Stock Purchase Warrant, for a maximum aggregate offering price of $1,495,000 (the "Proceeds").

      B. The Company has engaged West America Securities Corp., a member of the National Association of Securities Dealers, Inc. (the "Placement Agent") to use its best efforts to sell, as exclusive agent for the Company, the Units. The Placement Agent shall be bound by this Agreement. However, for purposes of communications and directives, the Escrow Agent need only accept those signed by the Company.

      C. The Company desires to establish an escrow account in which funds received from subscribers for the Units will be deposited pending completion of the escrow period. Imperial Trust Company agrees to serve as Escrow Agent in accordance with the terms and conditions set forth herein and subject to the approval of the state securities administrators set forth on the list attached hereto as Exhibit "A" (hereinafter referred to as the "State Administrators"). The purpose of this Agreement is to comply with the provisions of Rules 10(b)-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended, and under the applicable securities laws of all states in which the offering of Units (the "Offering") is made.

      D. The Escrow Agent must be satisfactory to the State Administrators and it is not affiliated with the Company.

                                    AGREEMENT

      1. ESTABLISHMENT OF ESCROW ACCOUNT. Effective as of the date of the commencement of the Offering, the parties hereby establish an escrow account with the Escrow Agent, which escrow account shall be entitled "Cuidao Holding Corp./Imperial Trust Company Escrow Account (the "Escrow Account"). The Company and the Placement Agent will instruct subscribers to make checks for subscriptions payable to "IMPERIAL TRUST COMPANY, AS ESCROW AGENT FOR CUIDAO HOLDING CORP." until a minimum of 95,000 Units have been sold in the Offering. Any checks received that are made payable to a party other than the Escrow Agent shall be returned to the Company or the Placement Agent.



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      2.    ESCROW PERIOD. The period for the existence of the escrow (the
"Escrow Period") shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:

            A. The date upon which the Escrow Agent confirms to the State Administrators as hereinafter provided that it has received in the Escrow Account gross proceeds of $546,250 in deposited funds (the "Minimum Offering Amount"); or

            B. The expiration of ninety (90) days from the date of commencement of the Offering (unless extended as permitted in the Registration Statement filed with the Securities and Exchange Commission in connection with the Offering for an additional ninety (90) days at the sole discretion of the Company with a copy of such extension to the Escrow Agent and the State Administrators); or

            C. The date upon which a determination is made by the Company to terminate the Offering prior to the sale of the Minimum Offering Amount.

      During the Escrow Period, the Company is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

      3. DEPOSITS INTO THE ESCROW ACCOUNT. All monies received from subscribers of the Units will be deposited with the Escrow Agent by twelve o'clock noon of the next business day after receipt of said monies from subscribers, together with a written account of each sale, which account shall set forth, among other things, the subscriber's name and address, the number of Units purchased, the amount paid therefor, whether the consideration received was in the form of a check, draft, or money order, the date of said check, draft, or money order, and the date received and delivered to the Escrow Agent. All monies so deposited in the Escrow Account are hereinafter referred to as the "Escrow Amount." The State Administrators shall have the authority to inspect the Escrow Account without obtaining any further permission from the Company and/or the Escrow Agent.

      4.    DISBURSEMENTS FROM THE ESCROW ACCOUNT.

            4.1. In the event the Escrow Agent does not receive deposits totalling the Minimum Offering Amount prior to the termination of the Escrow Period, the Escrow Agent shall promptly notify the State Administrators by telephone, confirmed in writing, of such fact and shall, upon approval by the State Administrators, promptly thereafter refund to each subscriber the amount received from the subscriber, without deduction, penalty, or expense to


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the subscriber, and the Escrow Agent shall notify the Company and the Placement
Agent of its distribution of the funds. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

            4.2. In the event the Escrow Agent receives the Minimum Offering Amount prior to termination of the Escrow Period, the Escrow Amount will not be released to the Company until such amount is received by the Escrow Agent in collected funds and the release provisions set forth in paragraph C below are complied with. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash. The Minimum Offering Amount may be met by funds that are deposited from the effective date of the Offering up to and including the date on which the contingency must be met, i.e., during the Escrow Period. However, escrow cannot be broken and the Offering may not proceed to closing until customer checks have been collected through the normal banking channels in an aggregate amount sufficient to meet the Minimum Offering Amount. Purchases made after the Escrow Period has terminated, but prior to the date escrow is broken pending clearance of subscribers' funds, may not subsequently be counted to meet the Minimum Offering Amount should checks tendered prior to the termination of the Escrow Period fail to clear the banking system. In no event may the Placement Agent substitute its own good check for the check of a purchaser that has insufficient funds nor otherwise purchase Units to satisfy the offering contingency unless purchasing for investment prior to the termination of the Escrow Period and the offering document discloses the maximum amount of such potential purchase and such arrangement has been approved by the State Administrators.

            4.3. Upon the release of any funds from the Escrow Account to the Company, Escrow Agent shall notify the State Administrators in writing of said release.


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 5.    COLLECTION PROCEDURE.

            5.1. The Escrow Agent is hereby authorized to forward each check for collection and, upon collection of the proceeds of each check, deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid.

            5.2. Any check returned unpaid to the Escrow Agent shall be returned to the Company or the Placement Agent. In such cases, the Escrow Agent will promptly notify the Company of such return.

            5.3. If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the rejected subscriber's check which has been submitted for collection by the Escrow Agent is uncollectible, and if the Escrow Agent has issued a check to the rejected subscriber hereunder, then the Escrow Agent shall notify the Company and the Company shall immediately reimburse the Escrow Agent for the amount of such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

      6. INVESTMENT OF ESCROW AMOUNT. The Escrow Agent may invest the Escrow Amount only in such accounts or investments as the Company may specify by written notice. The Company may only specify investment in (1) bank accounts,
(2) bank money-market accounts, (3) short-term certificates of deposit issued by a bank, or (4) short-term securities issued or guaranteed by the U.S. Government.

      7.    COMPLIANCE WITH TAXATION MATTERS.

            7.1. The Company shall provide the Escrow Agent with a completed Internal Revenue Service ("IRS") Form W-9 upon the execution of this
Agreement. The Escrow Agent may delay accepting escrow funds until the IRS forms have been provided. For purposes of reporting to tax authorities, the Escrow Agent will treat all income earned by the Escrow Agent as paid to the Company at the time income is received by the Escrow Account.


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            7.2.  The Company shall be responsible for determining any requirements for paying taxes or reporting any payments for tax purposes. The Company shall give written directions to the Escrow Agent to prepare and file tax information or to withhold any payments hereunder for tax purposes. The Company covenants and agrees to indemnify and hold the Escrow Agent harmless against all liability for tax withholding and/or reporting for any payments made by the Escrow Agent pursuant to this Agreement.

      8.    ESCROW AGENT.

            8.1. Nothing contained in this Agreement shall constitute Escrow Agent as trustee for any party hereto or impose on the Escrow Agent any duties or obligations other than those for which there is an express provision herein. Except as provided herein, Escrow Agent shall have no responsibility or liability for delivery of the Escrow Account funds.

            8.2. For all purposes connected herewith Escrow Agent shall be entitled to assume that the Company is exclusively entitled to the Escrow Agent funds in accordance with this Agreement (and any amendments hereto) and is fully authorized and empowered, without affecting the rights of any third parties, to appoint Escrow Agent as the escrow agent in accordance with the terms and provisions hereof.

            8.3. Escrow Agent shall be obliged to render statements of account only with respect to the Escrow Agent funds deposited to the parties referred to herein and Escrow Agent shall not be under any obligation to render statements of account to any third parties unless Escrow Agent so consents.

      9.    COMPENSATION OF ESCROW AGENT.


            9.1. The Company shall pay the Escrow Agent a fee for its escrow services hereunder in accordance with the fee schedule attached hereto as Exhibit "B". However, no such fee or any monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

            9.2. In the event Escrow Agent performs any service not specifically provided hereinabove, or that there is any assignment or attachment of any interest in the subject matter of this escrow or modification thereof, or that any controversy arises hereunder, or that Escrow Agent is named a party to, or intervenes in, any litigation pertaining to this escrow or the subject matter thereof, Escrow Agent shall be reasonably compensated therefor and reimbursed for all costs and expenses including attorneys' fees occasioned thereby. Escrow Agent shall have a first lien on the property and papers held by it hereunder for such compensation and expenses, and the Company agrees to pay the same.

      10. RESIGNATION OF ESCROW AGENT. The Escrow Agent reserves the right to resign as escrow agent at any time, and may further do so upon giving five (5) days written notice of such resignation to the Company at the address set forth hereinbelow. On the effectiveness of such resignation, the Escrow Agent shall deliver to any escrow agent appointed by the Company (or if there is no escrow agent appointed by the Company, then to the purchasers of the Units), all documents and money in the Escrow Account, and thereupon the Escrow Agent will be released of any further responsibility or obligation in connection with the Escrow Account or this Agreement.

      11.   LIABILITY OF THE ESCROW AGENT.

            11.1. It is understood and agreed that Escrow Agent shall incur no liability (except for acts of gross negligence or willful misconduct) and be under no obligation, except as expressly set forth herein. Escrow Agent shall be under no obligation to take any steps or action (whether by commencement of legal proceedings or otherwise) to ensure that any funds are actually received by the Escrow Agent.

            11.2. None of the provisions hereof shall be construed so as to require Escrow Agent to expend or risk any of its own funds or otherwise incur any liability in the performance of its duties under this Agreement and it shall be under no obligation to make any payment except out of the funds received by it from the offering of the Units.

            11.3. If it becomes illegal or impossible for Escrow Agent to carry out any of the provisions hereof, Escrow Agent shall incur no liability as a consequence of the enforceability or lack thereof of any agreements referred to herein.

            11.4. Escrow Agent shall not be liable to any party hereto in acting upon any written notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be signed by the proper party or parties. Escrow Agent will be entitled to treat as genuine any letter, paper, telex or other documents furnished or caused to be furnished to Escrow Agent by any party to this Agreement, and believed by Escrow Agent to be genuine and to have been transmitted by the proper party or parties. Escrow Agent shall have no liability with respect to any good faith action taken or allowed by it hereunder.

            11.5. Escrow Agent shall not be liable for any error or judgment or for act done or step taken or omitted by it in good faith or for any mistake of fact or law (except for acts of gross negligence or willful misconduct), or for anything which it may do or refrain from doing in connection herewith, and Escrow Agent shall have no duties to any one except those signing this Agreement.

            11.6. Escrow Agent may consult with legal counsel in the event of any dispute or questions with respect to the interpretation or construction of this Agreement or Escrow Agent's duties hereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of counsel. Any fees or costs so incurred shall be borne by Escrow Agent.

            11.7. In the event of any disagreement or dispute involving the Escrow Account and resulting in adverse claims and demands being made in connection with or for any monies involved therein or affected thereby, Escrow Agent shall be entitled at its option to refuse to comply with any such claims or demands, so long as such disagreement or dispute shall continue, and in so doing, Escrow Agent shall not be or become liable for damages or interest to the Company, or to any person named in this Agreement, for its refusal to comply with such conflicting or adverse demands, and Escrow Agent shall be entitled to continue to refrain and refuse to so act until:

                 11.7.1. the rights of the adverse claimants have been finally adjudicated in a court or by arbitration as set forth below assuming and having jurisdiction of the parties and the monies involved therein and affected thereby; or

                 11.7.2. all differences have been adjudicated by agreement and Escrow Agent has been notified thereof in writing by all of the persons interested.

            11.8. In the event of any disagreement or dispute involving the Escrow Agent, Escrow Agent, in its discretion, may file a suit in interpleader or for declaratory relief for the purpose of having the respective rights of all claimants adjudicated, and deposit with the court all documents and property held hereunder, and the Company agrees to pay the Escrow Agent's fee and all reasonable costs and reasonable counsel fees incurred in such action and said costs and fees shall be included in the judgment of any such action.




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      12.   MAINTENANCE OF RECORDS. The Escrow Agent shall at all times keep and maintain a complete set of books, records and accounts relating to the subscriptions received by the Escrow Agent hereunder, and the disposition by the Escrow Agent of the proceeds thereof. All such records maintained by the Escrow Agent shall be available for inspection by the State Administrators, and the Escrow Agent shall furnish to the State Administrators, upon demand, at such place designated in such demand, true, correct, complete and current copies of any or all of such records.

      13.   MISCELLANEOUS.

            13.1. All notices, reports, instructions, requests and other communications given under this Agreement shall be either (a) sent in writing and served personally by delivery to a responsible officer at the party's offices listed on the signature pages hereto; or delivered by first class registered or certified U.S. mail, return receipt requested, postage prepaid; or
(b) sent by telex or telecopier and then acknowledged as received by return telex or telecopier by the intended recipient. Notices shall be deemed received only upon receipt. Notices shall be directed to the addresses or telex or telecopier numbers indicated on the signature pages hereto; provided that a party may change its address or numbers for notices by giving notice to all other


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parties in accordance with this paragraph. Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be signed by the proper party or parties.

            13.2. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. This Agreement, together with any exhibits and/or schedules referred to herein, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith.

            13.3. All of the terms, covenants, conditions and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and to their respective representatives, successors and assigns.

            13.4. No failure or delay on the part of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any other right, power or remedy.

            13.5. The invalidity of any provision hereof shall in no way affect the validity of any other provision hereof. Each of the parties hereto shall at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

            13.6. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

            13.7. All disputes which may arise between or among the parties hereto under or with respect to this Agreement will be resolved solely by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association (AAA) pursuant to the procedure set forth in this paragraph. The aggrieved party shall serve upon the other party a notice in writing requiring arbitration and jointly designating one (1) arbitrator. Within five (5) business days thereafter, the other party shall designate a second arbitrator. The two (2) arbitrators thus chosen shall appoint a third arbitrator within five (5) business days thereafter. If the third arbitrator is not appointed within such five (5) business day period, then either party may secure the appointment of a third arbitrator by application to the AAA. When appointed, the three (3) arbitrators shall determine the subject controversy by majority vote, except that if there is only one arbitrator mentioned above, then the first arbitrator appointed shall be the sole arbitrator. If any vacancy occurs on the board of arbitrators appointed hereunder by reason of death, resignation, refusal to act, physical incapacity or otherwise, a new arbitrator shall be appointed by the remaining arbitrators. The costs of the arbitration shall be borne by the party which does not prevail in the matter. All determinations by the duly appointed arbitrators shall be final, binding and conclusive upon all parties thereto and shall be rendered in such form that it may be judicially confirmed under the laws of the State of California.


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            J.    In the event the escrow created by this Agreement is canceled for any reason, the Company will nevertheless pay the escrow fee, plus all other costs and expenses of Escrow Agent, as established under Section 9 of this Agreement. Should the Escrow Agent resign as escrow hereunder pursuant to
Section 10 of this Agreement, Escrow Agent shall be entitled to reimbursement only for those costs and expenses incurred by Escrow Agent to date of such resignation.

      The Company and the Escrow Agent have entered into this Agreement on this ___ day of March, 1998 in multiple counterparts, each of which shall be considered an original. Escrow Agent, by its signature hereon, accepts the escrow agency created by this Agreement, and agrees to carry out its duties as escrow agent pursuant to the terms and conditions contained herein.


                                     COMPANY

                                     Cuidao Holding Corp.


                                     By:________________________________________
                                           C. Michael Fisher, President

                                     Address for Notices:
                                     3201 West Griffin Road, Suite 204
                                     Ft. Lauderdale, Florida 33312-6900
                                     Facsimile: (954) 964-7087



                                     ESCROW AGENT

                                     Imperial Trust Company


                                     By:________________________________________
                                                   Authorized Officer

                                     Address for Notices:
                                     201 North Figueroa Street
                                     Suite 610
                                     Los Angeles, California 90012


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                                    EXHIBIT A

                          STATE SECURITIES COMMISSIONS



1.    Colorado Department of Regulatory Agencies, Division of Securities
2.    Delaware Division of Securities
3.    Florida Division of Securities and Investor Protection
4.    Georgia Secretary of State, Securities Division
5.    Illinois Securities Department
6.    Maryland Office of the Attorney General, Division of Securities
7. New Jersey Department of Law and Public Safety, Division of Consumer Affairs, Bureau of Securities
8.    New York Department of Law
9.    North Carolina Secretary of State, Securities Division
10.   Virginia Corporation Commission, Division of Securities and Retail
      Franchising


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                                    EXHIBIT B


                               ESCROW FEE SCHEDULE


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